EXHIBIT 10.4

                       ARRANGEMENTS AND RELEASE AGREEMENT

      This Arrangements and Release Agreement (the "Agreement"), by and between Key Gold Corporation, a Nevada corporation formerly known as DDI International Inc. (the "Company"), and Dr. Brooke Mitchell, an individual ("Dr. Mitchell"), is made and entered into as of this 17th day of May, 2004 (the "Effective Date").

                               W I T N E S S E T H

     WHEREAS, Dr. Mitchell previously lent the Company the sum of $3,000.00, pursuant to a Loan Agreement and Promissory Note dated March 15, 2004 (the "Promissory Note"), the full principal amount of which and all accrued interest thereon is outstanding as of the Effective Date;

      WHEREAS, in conjunction with the transactions contemplated by this Agreement, Dr. Mitchell is willing to forgive all of the Company's obligations under the Promissory Note;

      WHEREAS, pursuant to an Option Agreement dated March 29, 2002, as modified by an Amending Agreement and Promissory Note dated March 25, 2004 (collectively, the "Option Agreement"), immediately preceding the Effective Date, the Company's sole asset (the "Dental Asset") was its interest in certain assets acquired under the Option Agreement, including the domain name "dr-dental-info.com";

      WHEREAS, as of the Effective Date, the Company had not exercised the Option Agreement, has not acquired a 100% undivided interest in the Dental Asset from Dr. Mitchell, and has not paid the full amount of the purchase price therefor;

      WHEREAS, the Company desires to cancel its contractual right to acquire the Dental Asset;

      WHEREAS, immediately prior to the execution of this Agreement, Dr. Mitchell resigned as the Company's President, Chief Executive Officer, and sole director, and, as his last official act, named John Anderson to replace him in such capacities;

      WHEREAS, in connection with the transactions contemplated by, or referenced in, this Agreement, Dr. Mitchell is willing to tender 5,875,000 (pre-split) shares of the Company's common stock owned of record and beneficially by him (the "Shares") to the Company for cancellation;

      WHEREAS, each of the Company and Dr. Mitchell desires to enter into a mutual general release with the other;

      WHEREAS, each of the Company and Dr. Mitchell now wish to terminate all of the relationships that had been created by the Promissory Note, the Option Agreement, and Dr. Mitchell's service as a director and executive officer of the Company and as a holder of the Shares, including all rights, obligations, and responsibilities thereunder, and to release each other in respect thereof and in respect of any and all remedies that any party may have against any other party as a result thereof, with the sole exception of any rights or duties created by this Agreement and any actions that could have been brought against Dr. Mitchell for which the Nevada Revised Statutes would not have permitted the Company to have indemnified him;

      NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto do hereby agree as follows:

                                    ARTICLE 1

          TERMINATION OF THE PARTIES' RESPECTIVE OBLIGATIONS UNDER THE
           PROMISSORY NOTE AND THE OPTION AGREEMENT; CANCELLATION OF
                THE SHARES; TENDER OF CERTAIN CASH CONSIDERATION

      1.1 Forgiveness of the Company's Obligations Under the Promissory Note. As of the Effective Date, Dr. Mitchell forgives the Company of all of its duties and obligations to Dr. Mitchell thereunder and shall deem the Promissory Note to have been "paid in full."

      1.2 Cancellation of the Company's Rights Under the Option Agreement. As of the Effective Date, the Company cancels any and all of its rights in and to the Dental Asset and absolves Dr. Mitchell from any duties and obligations in favor of the Company thereunder.

      1.3 Return of Intellectual Property. As soon as practicable following the Effective Date, the Company shall cause (i) all copies of all non-public materials pertaining to the Dental Asset heretofore provided to the Company, its employees, or agents by Dr. Mitchell or his agents to be returned to Dr. Mitchell, (ii) all computer files pertaining to the Dental Asset maintained by Company employee or agent to be deleted, and (iii) the declaration of the Company's Chief Executive Officer certifying the Company's compliance with the foregoing to be delivered to Dr. Mitchell.

      1.4 Cancellation of the Shares. As of the Effective Date, Dr. Mitchell tenders to the Company any and all of his right, title, and interest in and to the Shares, constituting 5,875,000 (pre-split) shares of common stock of the Company, in respect of which Shares Dr. Mitchell represents and warrants to the Company that he is the sole record and beneficial owner thereof. As of the Effective Date, the Company cancels each and every Share, such that none of the Shares shall be then issued and outstanding and all of the Shares shall be returned to the authorized and unissued capital of the Company.

      1.5 Tender of Certain Cash Consideration. As of the Effective Date, in connection with the transactions contemplated by this Agreement and not as specific consideration for any of such transactions, the Company tenders to Dr. Mitchell the sum of $49,000.00 in good funds.

                                   ARTICLE 2

                 MUTUAL GENERAL RELEASE AND COVENANT NOT TO SUE

      2.1 Mutual General Releases. Effective upon the Effective Date, and except as otherwise expressly provided for in this Agreement, Dr. Mitchell, on the one hand, and the Company, on the other hand (each, collectively, a "Releasing Party"), on behalf of himself or itself and their respective affiliates, partners, officers, directors, shareholders, members, agents, representatives, and family members, and each of their respective heirs, executors, administrators, successors and assigns (collectively, their "Affiliates"), hereby irrevocably and unconditionally release and forever discharge each other and each of their respective Affiliates from any and all past, present or future liabilities, claims, demands, debts, obligations, damages, actions (including attorneys' fees associated therewith), judgments, causes of action or suits of any kind or nature whatsoever, whether known or unknown, suspected or unsuspected, choate or inchoate (collectively, "Claims") which such party may now own, hold or suspect, have at any time heretofore owned, held or suspected, or may at any time hereafter own or hold with respect to, or in connection with, any and all of the arrangements, financial and otherwise, contemplated by the Promissory Note, the Option Agreement, and Dr. Mitchell's service as a director and executive officer of the Company and as a holder of the Shares, including all rights, obligations, and responsibilities thereunder; provided, however, that this Section 2.1 is not intended to release any Claim (i) arising from a breach of any covenant, representation or warranty in this Agreement, (ii) that could have been brought against Dr. Mitchell for which the Nevada Revised Statutes would not have permitted the Company to have indemnified him, or (iii) to the extent that such release would violate applicable law.

            (a) Each releasing Party represents and warrants to each other that such Releasing Party has not heretofore transferred or assigned in whole or in part, or purported to have transferred or assigned in whole or in part, to any person or entity, any Claims, or interest therein, which are the subject of the release in this Article 2 and that such Releasing Party will not do so on or after the date of this Agreement.

            (b) Each Releasing Party acknowledges and agrees that nothing in this Agreement shall be construed to be, or shall be admissible in any proceeding as evidence of, an admission by such Releasing Party hereto of a violation of any federal, state or local statute, ordinance or regulation or any violation of such Releasing Party's policies or procedures or of any duty allegedly owed by such Releasing Party to the other Releasing Party. This Agreement may be introduced, however, in any proceeding to enforce this Agreement.

      2.2 Waiver of Unknown Claims. It is the intention of each Releasing Party that the releases set forth in Section 2.1 of this Agreement shall be effective as a bar to all liabilities, claims, demands, obligations, damages, actions, causes of action, or suits of any kind or nature whatsoever, whether known or unknown, suspected or unsuspected, other than the claims expressly excepted from the scope of Section 2.1 of this Agreement. In furtherance of this intention, each Releasing Party expressly acknowledges that such Releasing Party is familiar with Section 1542 of the California Civil Code, which provides as follows:

      A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Notwithstanding the fact that this Agreement is to be interpreted under Nevada law, to the extent that (i) California law is applied to this Agreement or (ii) Nevada law contemplates or provides an equivalent provision, each Releasing Party expressly waives and relinquishes any and all rights and benefits that such Releasing Party may have under Section 1542 of the California Civil Code or any analogous provision under Nevada law. Notwithstanding, and in furtherance of the spirit of such waiver, each Releasing Party also acknowledges that such Releasing Party may hereafter discover facts in addition to or different from those which such Releasing Party now knows or believes to be true with respect to the subject matter of this Agreement, or that such Releasing Party may hereafter come to have a different understanding of the law that may apply to potential claims that such Releasing Party is releasing hereunder; however, such Releasing Party affirms that, except as is expressly provided in this Section
2.2 of this Agreement, it is such Releasing Party's intention fully, finally, and forever to settle and release any and all Claims whatsoever, known or unknown, suspected or unsuspected, that do now exist, may hereafter exist, or heretofore have existed between such Releasing Party and the other Releasing Party released herein. In furtherance of this intention, each Releasing Party acknowledges that the releases as set forth and limited in Section 2.1 of this Agreement shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional facts or different understandings of law.

      2.3 Covenant Not to Sue. Each Releasing Party hereby represents to the other Releasing Party that it has not commenced or filed, and covenants that it will not commence or file with any local, state, or federal agency, court, or arbitrator any complaints, charges, claims, lawsuits or grievances, or actions of any kind, whether civil, criminal or administrative, against the other Releasing Party with respect to any Claim released pursuant to Section 2.1 of this Agreement.

                                    ARTICLE 3

                                  MISCELLANEOUS

      3.1 Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if written and delivered in person or sent by registered mail, postage prepaid, addressed as follows:

            to Dr. Mitchell:           Dr. Brooke Mitchell
                                       5232 Malaspina Place
                                       North Vancouver, British Columbia
                                       V7R 4M1 Canada

            to the Company:            Key Gold Corporation
                                       33174 Bergen Mountain Rd.
                                       Evergreen, Colorado 80439
                                       Attention: Chief Executive Officer

or such other address as shall be furnished in writing by the appropriate person, and any such notice or communication shall be deemed to have been given as of the date so mailed.

      3.2   Time of the Essence. Time shall be of the essence of this Agreement.

      3.3 Costs. The parties will each bear the costs and expenses incurred by them in connection with this Agreement and the transactions contemplated hereby.

      3.4 Entire Agreement and Amendment. This Agreement contains the entire agreement among the parties hereto with respect to the transactions contemplated by this Agreement and supersedes all other agreements, written or oral, with respect thereto. This Agreement may be amended or modified in whole or in part, and any rights hereunder may be waived, only by an agreement in writing, duly and validly executed in the same manner as this Agreement or by the party against whom the waiver would be asserted. The waiver of any right hereunder shall be effective only with respect to the matter specifically waived and shall not act as a continuing waiver unless it so states by its terms.

      3.5 Counterparts. This Agreement may be executed in one or more counterparts each of which shall be deemed to constitute an original and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other party.

      3.6 Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Nevada, without giving effect to the choice of law provisions thereof.

      3.7 Attorneys' Fees and Costs. In the event any party to this Agreement shall be required to initiate legal proceedings to enforce performance of any term or condition of this Agreement, including, but not limited to, the payment of monies or the enjoining of any action prohibited hereunder, the prevailing party shall be entitled to recover such sums, in addition to any other damages or compensation received, as will reimburse the prevailing party for reasonable attorneys' fees and court costs incurred on account thereof (including, without limitation, the costs of any appeal) notwithstanding the nature of the claim or cause of action asserted by the prevailing party.

      3.8 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and its and his respective heirs, executors, personal representatives, successors, and assigns, as the case may be.

      3.9 Captions. The captions appearing in this Agreement are inserted for convenience of reference only and shall not affect the interpretation of this Agreement.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                                              KEY GOLD CORPORATION


                                                              By:
-----------------------------------------------------                  --------------------------------------------
                  DR. BROOKE MITCHELL                                  John Anderson
                                                                       Chief Executive Officer